                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/X/ Preliminary Proxy Statement
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                             IONICS, INCORPORATED
                (Name of Registrant as Specified In Its Charter)

                                      N/A
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

PRELIMINARY COPY FOR INFORMATION OF THE SECURITIES AND EXCHANGE COMMISSION ONLY

                                [IONICS LOGO]

                             IONICS, INCORPORATED

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 7, 1998

To the Stockholders of
  Ionics, Incorporated:

Dear Stockholder:

     You are cordially invited to attend our 1998 Annual Meeting of Stockholders. The meeting is scheduled for 2:00 P.M. on Thursday, May 7, 1998, and will be held in the Auditorium of The First National Bank of Boston building, 100 Federal Street, Boston, MA 02110.

     The notice of meeting and proxy statement that follow describe the business to be conducted at the meeting.

     As is our custom, we will give a presentation on the highlights for the year 1997 as well as the current status of our business. I sincerely hope that you will be able to attend this meeting and that you will have the opportunity to meet members of our management team.

     Please sign and return your proxy promptly, whether or not you plan to attend. Your vote is very important to the Company.

     On behalf of the Directors and Officers, I wish to thank you for your interest in the Company.

                                          Sincerely,

                                          /s/ Arthur L. Goldstein
                                          ------------------------------------
                                          ARTHUR L. GOLDSTEIN
                                          Chairman and Chief Executive Officer

Watertown, Massachusetts
March 28, 1998

             -----------------------------------------------------
                             YOUR VOTE IS IMPORTANT
             Please sign, date and return your proxy card promptly
             -----------------------------------------------------

PRELIMINARY COPY FOR INFORMATION OF THE SECURITIES AND EXCHANGE COMMISSION ONLY

                                [IONICS LOGO]

                             IONICS, INCORPORATED

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 7, 1998

To the Stockholders of
  Ionics, Incorporated:

     Notice is hereby given that the Annual Meeting of Stockholders of Ionics, Incorporated (the "Corporation" or the "Company") will be held in the auditorium of The First National Bank of Boston building, 100 Federal Street, Boston, Massachusetts, on Thursday, May 7, 1998 at 2:00 P.M. for the following purposes:

        1. To elect four Class III Directors of the Corporation, each to serve for a three-year term or until a successor is elected or qualified.

        2. To approve an amendment to the Restated Articles of Organization of the Corporation which increases the authorized common stock of the Corporation, par value $1.00 per share, from 30 million to 55 million shares.

        3. To ratify the selection of Coopers & Lybrand L.L.P. as independent auditors for the fiscal year ending December 31, 1998.

        4. To consider and act upon such other matters as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 20, 1998 as the record date for determination of the stockholders entitled to notice of and to vote at the meeting. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.



                                            By Order of the Board of Directors


                                            STEPHEN KORN, CLERK
                                            Ionics, Incorporated
                                            65 Grove Street
                                            Watertown, Massachusetts 02172
March 28, 1998

     WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY IN THE ENVELOPE ENCLOSED HEREWITH.

PRELIMINARY COPY FOR INFORMATION OF THE SECURITIES AND EXCHANGE COMMISSION ONLY
                              IONICS, INCORPORATED

                                65 GROVE STREET
                         WATERTOWN, MASSACHUSETTS 02172

                            ------------------------
                                 PROXY STATEMENT
                            ------------------------

                                 MARCH 28, 1998

     The Notice of the 1998 Annual Meeting of Stockholders of Ionics, Incorporated (the "Corporation" or the "Company") is set forth on the preceding page, and there is enclosed with this Proxy Statement a form of Proxy solicited by the Board of Directors of the Corporation. This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of the Corporation for use at the Annual Meeting of Stockholders to be held on Thursday, May 7, 1998 (the "Annual Meeting") at 2:00 P.M., local time, in the auditorium at The First National Bank of Boston building, 100 Federal Street, Boston, Massachusetts, and any adjournments thereof. The cost of this solicitation will be borne by the Corporation. In addition to solicitation by mail, certain of the officers and employees of the Corporation also may solicit Proxies personally or by telephone or telegram. This Proxy Statement is being first sent to stockholders on or about March 28, 1998. A copy of the Annual Report to Stockholders for the fiscal year ended December 31, 1997 (including audited financial statements of the Corporation) also accompanies this Proxy Statement.

     Only stockholders of record as of the close of business on March 20, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and/or any adjournments thereof. The outstanding stock of the Corporation on the
Record Date entitled to vote consisted of [               ] shares of common
stock, $1.00 per share par value (the "Common Stock"). The holders of the outstanding shares of Common Stock are entitled to one vote per share. Stockholders may vote in person or by proxy. Execution of a Proxy will not affect a stockholder's right to attend the meeting and vote in person. All shares represented by valid Proxies received by the Clerk of the Corporation prior to the meeting will be voted as specified in the Proxy; if no specification is made and if discretionary authority is conferred by the stockholder, the shares will be voted FOR the election of each of the Board's nominees to the Board of Directors in proposal 1; FOR the approval of the amendment to the Corporation's Restated Articles of Organization in proposal 2; and FOR the ratification of the selection of an auditor in proposal 3. A stockholder giving a Proxy has the power to revoke it at any time prior to its exercise by delivering to the Clerk of the Corporation a written revocation or a duly executed Proxy bearing a later date, or by attending the meeting and voting such shares in person.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions and broker "non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, but not "non-votes," are counted for purposes of determining the number of shares voting on a particular matter submitted to the stockholders for a vote. Neither abstentions nor "non-votes" are treated as having been voted for purposes of determining the approval of any such matter. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Broker "non-votes" are not considered voted for the particular matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated, except that broker "non-votes" will have the practical effect of a vote "against" the proposal to amend the Corporation's Restated Articles of Organization.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table lists as of the Record Date the number of shares of the Corporation's Common Stock beneficially owned by stockholders known by the Corporation to own more than five percent of the Common Stock outstanding at such date:

    NAME AND ADDRESS OF                  AMOUNT AND NATURE OF      PERCENT OF
     BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP        CLASS
    -------------------                  --------------------      ----------
Denver Investment Advisors LLC               1,010,500(1)              6.3%
     1225 17th Street, 26th Floor
     Denver, Colorado 80202

Wellington Management Company LLP            2,106,261(2)             13.2%
     75 State Street
     Boston, MA 02109


------------
(1) Includes sole voting power as to 667,400 shares and sole dispositive power as to all 1,010,500 shares. Denver Investment Advisors LLC has no shared voting power or shared dispositive power as to any of these shares.

(2) Includes shared voting power as to 1,480,440 shares and shared dispositive power as to all 2,106,261 shares. Wellington Management Company LLP has no sole voting power or sole dispositive power as to any of these shares.

     The following table sets forth as of the Record Date the number of shares of Common Stock of the Corporation beneficially owned by each of the directors (including nominees), each of the current executive officers named in the Summary Compensation Table on page 12 of this Proxy Statement, and all directors (including nominees) and executive officers of the Company as a group (16 persons). Unless otherwise indicated, the named person possesses sole voting and dispositive power with respect to the shares.

                                            AMOUNT AND NATURE OF    PERCENT OF
NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP     CLASS(#)
------------------------                    --------------------    ----------
Douglas R. Brown..........................         4,000(1)             *
William L. Brown..........................        13,000(2)             *
Arnaud de Vitry d'Avaucourt...............        29,500(3)             *
Kathleen F. Feldstein.....................           500                *
Arthur L. Goldstein.......................       636,635(4)+          3.9%
William E. Katz...........................       250,404(5)+          1.6%
Robert B. Luick...........................        16,100(6)             *
Carl S. Sloane............................         5,500(7)             *
John J. Shields...........................         7,960(8)             *
Daniel I.C. Wang..........................         2,000(9)             *
Mark S. Wrighton..........................         7,100(10)            *
Allen S. Wyett............................        13,150(11)            *
Robert J. Halliday........................        89,015(12)+           *
Stephen Korn..............................        81,723(13)+           *
Theodore G. Papastavros...................       151,830(14)+           *
All directors and executive officers
  as a group (16 persons).................     1,320,217(15)          7.8%


---------------
  # The number of shares of Common Stock deemed outstanding as of the Record Date for each individual includes shares of Common Stock outstanding on such date owned by such individual and all shares of Common Stock subject to stock options held by such individual exercisable as of the Record Date or within 60 days after the Record Date.

  *  Less than 1%

  + If certain of the options owned by these executive officers are exercised, certain of the shares would be subject to repurchase in varying amounts if the individual's employment with the Company were to be terminated before specified dates.

 (1) Includes 4,000 shares which Mr. Douglas Brown has the right to acquire pursuant to the exercise of stock options.

 (2) Includes 11,000 shares which Mr. William Brown has the right to acquire pursuant to the exercise of stock options.

 (3) Includes 7,500 shares which Mr. de Vitry d'Avaucourt has the right to acquire pursuant to the exercise of stock options. Another 12,000 shares, as to which Mr. de Vitry d'Avaucourt shares dispositive power, are held by a financial institution in a fiduciary capacity for the benefit of Mr. de Vitry d'Avaucourt's wife. Such number excludes 341,926 shares held in a trust of which Mr. de Vitry d'Avaucourt's wife is the principal beneficial owner, and also excludes an additional 524,000 shares held in a separate trust, of which Mr. de Vitry d'Avaucourt is the principal indirect beneficiary. Mr. de Vitry d'Avaucourt disclaims beneficial ownership of such 865,926 shares.

 (4) Includes 424,000 shares which Mr. Goldstein has the right to acquire pursuant to the exercise of stock options. Includes beneficial ownership of 4,080 shares held in the Ionics Section 401(k) Plan for the account of Mr. Goldstein. Does not include 6,800 shares held by members of Mr. Goldstein's immediate family, as to which Mr. Goldstein disclaims beneficial ownership.

 (5) Includes 145,000 shares which Mr. Katz has the right to acquire pursuant to the exercise of stock options. Does not include 8,400 shares held by members of Mr. Katz's immediate family, as to which Mr. Katz disclaims beneficial ownership.

 (6) Includes 7,500 shares which Mr. Luick has the right to acquire pursuant to the exercise of stock options. Includes 400 shares held by a member of Mr. Luick's immediate family, as to which Mr. Luick disclaims beneficial ownership. Does not include 2,750 shares held by other members of Mr. Luick's immediate family, as to which Mr. Luick disclaims beneficial ownership.

 (7) Includes 5,000 shares which Mr. Sloane has the right to acquire pursuant to the exercise of stock options.

 (8) Includes 7,500 shares which Mr. Shields has the right to acquire pursuant to the exercise of stock options.

 (9) Represents shares which Mr. Wang has the right to acquire pursuant to the exercise of stock options.

(10) Includes 7,000 shares which Mr. Wrighton has the right to acquire pursuant to the exercise of stock options.

(11) Includes 11,000 shares which Mr. Wyett has the right to acquire pursuant to the exercise of stock options. Does not include 1,000 shares held by a member of Mr. Wyett's immediate family, as to which Mr. Wyett disclaims beneficial ownership.

(12) Includes 87,000 shares which Mr. Halliday has the right to acquire pursuant to the exercise of stock options. Includes beneficial ownership of 792 shares in the Ionics Section 401(k) Plan for the account of Mr. Halliday.

(13) Includes 80,000 shares which Mr. Korn has the right to acquire pursuant to the exercise of stock options. Includes beneficial ownership of 500 shares in the Ionics Section 401(k) Plan for the account of Mr. Korn.

(14) Includes 101,500 shares which Mr. Papastavros has the right to acquire pursuant to the exercise of stock options. Includes beneficial ownership of 1,570 shares in the Ionics Section 401(k) Plan for the account of Mr. Papastavros.

(15) Assumes exercise of options held by the group for all 911,800 shares and that such shares are outstanding.

     The information provided in the above footnotes concerning beneficial ownership in the Ionics 401(k) Plan is derived from a Plan statement as of December 31, 1997.

                     EXPLANATION OF AGENDA FOR THE MEETING

PROPOSAL 1. ELECTION OF DIRECTORS

     The Corporation has a Board of Directors currently consisting of four Class I Directors, four Class II Directors and four Class III Directors. Kathleen F. Feldstein was elected a Class I Director by the Board of Directors on November 14, 1997, filling the vacancy created by the resignation of Samuel A. Goldblith on March 5, 1997. The Class I, Class II and Class III Directors currently in office will serve until the annual meeting of stockholders to be held in 1999, 2000 and 1998, respectively, and until their respective successors are duly elected and qualified (or until the director's earlier resignation or removal). At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring.

     It is the intention of the persons authorized by the enclosed Proxy, which is solicited by the Board of Directors, to nominate and elect the four persons named in the table below as Class III Directors, all of whom presently serve as Class III Directors. To be elected, each nominee must receive the affirmative vote of a plurality of the issued and outstanding shares of the Common Stock represented in person or by Proxy at the Annual Meeting and entitled to vote. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ALL THE NOMINEES LISTED BELOW. The following table shows, for each nominee, his principal occupation since January 1, 1993 and present positions with the Corporation, period of past service as a Director, age on March 1, 1998, and directorships of other public companies (i.e., companies subject to the reporting requirements of the Securities Exchange Act of 1934 or registered as investment companies under the Investment Company Act of 1940):

                                 PRINCIPAL OCCUPATION
                               (SINCE JANUARY 1, 1993),
                                PRESENT POSITIONS WITH                    PERIOD
                                   THE CORPORATION                       OF PAST
                                  AND DIRECTORSHIPS                    SERVICE AS A
NAME AND AGE                  OF OTHER PUBLIC COMPANIES                  DIRECTOR
 ------------                 -------------------------                ------------
                 Directors whose Terms Expire in 1998 (Class III Directors)

William L. Brown       Retired Chairman of the Board, The First       May 1991 to date
(76)*                  National Bank of Boston; Director,
                       Standex International Corporation
                       (diversified manufacturing and
                       marketing), and G.C. Companies, Inc.
                       (motion picture distribution); Trustee,
                       Bradley Real Estate Trust

Robert B. Luick        Of Counsel, Sullivan & Worcester,              1948 to 1968;
(86)                   Attorneys (since 1993); prior to 1993,         1971 to date
                       partner, Sullivan & Worcester; Assistant
                       Clerk of the Corporation (since prior to
                       1993)

John J. Shields        General Partner, Boston Capital Ventures       1988 to date
(59)#+                 (venture capital) since January 2, 1998;
                       President and Chief Executive Officer,
                       King's Point Holdings Incorporated
                       (diversified business information,
                       technology instrumentation and cranberry
                       cultivation) April 1993 - December 1997;
                       President and Chief Executive Officer,
                       Computervision Corporation (January 1990
                       -April 1993); Director, Centennial
                       Technologies, Inc. (manufacturer and
                       marketer of PC cards for
                       microelectronics applications)

Allen S. Wyett         President, Wyett Consulting Group, Inc.        February 1992 to date
(64)#                  (since 1990)


---------------
*  Member of Audit Committee

# Member of Compensation Committee

+  Member of Executive Committee

     The following table contains similar information about the Class I and Class II Directors of the Company, whose terms of office do not expire at the Annual Meeting and who consequently are not nominees for election in 1998:

                                     PRINCIPAL OCCUPATION
                                   (SINCE JANUARY 1, 1993),
                                    PRESENT POSITIONS WITH                        PERIOD
                                       THE CORPORATION                           OF PAST
                                      AND DIRECTORSHIPS                        SERVICE AS A
NAME AND AGE                      OF OTHER PUBLIC COMPANIES                      DIRECTOR
------------                      -------------------------                    ------------
                   Directors whose Terms Expire in 1999 (Class I Directors)

Douglas R. Brown           President and Chief Executive Officer,               May 1996
(43)*                      Advent International Corp. (registered               to date
                           investment advisor) (since January 1,
                           1996); Chief Investment Officer, Advent
                           International Corp. (1995); Chief
                           Executive Officer, Advent International
                           plc (1990-1994); Director, Advent
                           International Corp. and Aspen Technology
                           Corp. (computer software)

Kathleen F. Feldstein      President, Economic Studies, Inc.                  November 1997
(57)                       (economic consulting firm) since 1987;                to date
                           Director, Bank America Corp., Digital
                           Equipment Corporation (computer
                           systems), John Hancock Mutual Life
                           Insurance Company and Conrail Corp.

Arthur L. Goldstein        President and Chief Executive Officer of            1971 to date
(62)+                      the Company (since prior to 1993);
                           Chairman of the Board of the Company
                           since May 1990; Director, Cabot
                           Corporation (specialty chemicals
                           manufacturing and energy products), and
                           State Street Corporation (bank holding
                           company) and State Street Bank and Trust
                           Company

Carl S. Sloane             Professor of Business Administration,              February 1995
(61)+#                     Harvard Graduate School of Business                   to date
                           Administration (since 1991); Director,
                           Sapient Corporation (information
                           technology applications and solutions),
                           and Rayonier, Inc. (specialty pulps,
                           timber and wood products)

---------------

*  Member of Audit Committee

# Member of Compensation Committee

+  Member of Executive Committee

                                              PRINCIPAL OCCUPATION
                                            (SINCE JANUARY 1, 1993),
                                             PRESENT POSITIONS WITH                      PERIOD
                                                THE CORPORATION                         OF PAST
                                               AND DIRECTORSHIPS                      SERVICE AS A
           NAME AND AGE                    OF OTHER PUBLIC COMPANIES                    DIRECTOR
           ------------                    -------------------------                  ------------
                        Directors whose Terms Expire in 2000 (Class II Directors)

Arnaud de Vitry d'Avaucourt           Engineering consultant; Director,               1964 to date
(71)*                                 Digital Equipment Corporation
                                      (computer systems)

William E. Katz                       Executive Vice President of the                 1961 to date
(73)                                  Company since prior to 1993

Daniel I.C. Wang                      Institute Professor and Director of           May 1997 to date
(62)*                                 Biotechnology Process Engineering
                                      Center, Massachusetts Institute of
                                      Technology; Director, PerSeptive
                                      Biosystems, Inc. (biotechnology
                                      products and services)

Mark S. Wrighton                      Chancellor, Washington University,             November 1993
(48)#                                 St. Louis, Missouri (since July                   to date
                                      1995); previously Provost and
                                      Professor of Chemistry,
                                      Massachusetts Institute of
                                      Technology; Director, Helix
                                      Technology Corporation (cryogenic
                                      and vacuum technology products), OIS
                                      Optical Imaging Systems, Inc.
                                      (active matrix liquid crystal
                                      display products), and Cabot
                                      Corporation (specialty chemicals
                                      manufacturing and energy products)

---------------
*  Member of Audit Committee

# Member of Compensation Committee

     Mr. Luick is of counsel to the law firm of Sullivan & Worcester, which provides legal services to the Corporation from time to time.

     In addition to the Executive Committee of the Board of Directors, which did not meet during the year, the Corporation has an Audit Committee, of which Mr. Douglas Brown is Chairman, and a Compensation Committee, of which Mr. Wyett is Chairman. There is no nominating committee of the Board. The Audit Committee meets with management and with the Corporation's independent auditors at least once a year to review financial results and procedures, internal financial controls, audit plans and recommendations. The Compensation Committee reviews and establishes the remuneration to be paid to the executive officers of the Corporation, reviews the remuneration to be paid other officers, and acts as the administrator of the Corporation's stock option and restricted stock plans.

     During 1997, the Board of Directors held four meetings. The Audit Committee met twice and the Compensation Committee met once. Except for Mr. Samuel A. Goldblith, who served as a Class I Director until March 5, 1997, and Mr. Douglas Brown, each director attended 75% or more of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served.

     If, at the time of the Annual Meeting, any of the above-named nominees is unable to serve, a circumstance which is not anticipated, and if the enclosed Proxy confers discretionary authority, the persons named in the Proxy will either vote for such substitute nominee(s) as may be designated by the Board of Directors or will vote for a reduction in the number of directors, as determined by the Board.

PROPOSAL 2.  AMENDMENT TO THE CORPORATION'S RESTATED ARTICLES OF ORGANIZATION TO
             INCREASE AUTHORIZED COMMON STOCK

     On February 24, 1998, the Board of Directors voted in favor of adopting, and directed that there be submitted to the stockholders for their approval, an amendment to the Corporation's Restated Articles of Organization (the "Charter") to increase the number of authorized shares of Common Stock, par value $1.00 per share, from 30 million to 55 million shares. Shares of the Corporation's Common Stock, including the additional shares proposed for authorization, do not have preemptive or similar rights.

     As of January 1, 1998, there were approximately 16,001,285 shares of Common Stock issued and outstanding, and approximately 3,608,098 shares reserved for future issuance pursuant to the Corporation's current option and benefit plans. If the proposed amendment to the Charter is approved, the Board of Directors will have the authority to issue approximately 35,390,617 additional shares of Common Stock without further stockholder approval, except as may be required for a particular transaction by applicable law, regulatory agencies, or by the rules of the New York Stock Exchange or any other exchange on which the Corporation's securities may then be listed. Generally, the New York Stock Exchange currently requires shareholder approval for any transaction or series of transactions (other than a public offering for cash) in which Common Stock will be issued having voting power equal to or in excess of 20% of the voting power outstanding before the issuance of the Common Stock in the transaction(s), or if the number of shares of Common Stock to be issued is or will be equal to or more than 20% of the number of shares of Common Stock outstanding before the issuance. The additional shares could be used for issuance for the potential corporate purposes described below, including in connection with the Corporation's Renewed Rights Plan also described below.

     The additional shares of authorized Common Stock may be used for such corporate purposes as may be determined by the Board of Directors from time to time to be necessary or desirable. These purposes may include, without limitation, raising capital through the sale of Common Stock; effecting a stock split or issuing a stock dividend; acquiring other businesses in exchange for shares of the Corporation's Common Stock; attracting and retaining valuable employees by the issuance of additional securities under the Company's various employee stock plans; and other transactions involving the use of Common Stock. The Corporation at present has no commitments, agreements or undertakings to issue any such additional shares.

Renewed Rights Plan

     In December 1987, the Corporation's Board of Directors adopted a Stockholder Rights Plan. On August 19, 1997, the Board of Directors renewed the Stockholder Rights Plan ("Renewed Rights Plan"). Under the Renewed Rights Plan, Common Stock Purchase Rights (collectively the "Rights" and individually a "Right") were distributed as a Rights dividend on December 31, 1997 at the rate of one Right for each share of Common Stock held as of the close of business on that date. Neither the initial adoption of the Stockholder Rights Plan nor its renewal required shareholder approval.

     The Renewed Rights Plan is designed to prevent an acquirer from gaining control of the Corporation without offering a fair price to all of the Corporation's stockholders. The Renewed Rights Plan was not adopted by the Board in response to any specific offer or threat, but rather is intended to protect the interests of stockholders in the event the Corporation is confronted in the future with takeover tactics.

     Each Right will entitle holders of Common Stock to buy one share of Common Stock of the Company (or in certain circumstances to receive cash, property or other securities of the Company) at an exercise price of $175, subject to adjustment. The Rights will be exercisable only after 10 business days following a public announcement that a person or group has acquired more than 15% of the Common Stock (the "Stock Acquisition Date"), or 10 business days after such person or group announces a tender or exchange offer which would result in its ownership of 15% or more of the Common Stock.

     If any person or group becomes the beneficial owner of 15% or more of the Corporation's Common Stock other than pursuant to a tender or exchange offer for all shares at a price that a majority of the independent directors determines to be fair and otherwise in the best interest of the Corporation and its stockholders, then each Right not owned by such person or group will entitle its holder to purchase, at the then current exercise price of the Right, Common Stock of the Corporation (or, in certain circumstances as determined by the Board, including the failure of the stockholders to increase the authorized Common Stock as proposed herein, a combination of cash, property, Common Stock or other securities) having a value of twice the Right's exercise price. In addition, if the Corporation is involved in a merger or other business combination with another person in which its Common Stock is changed or exchanged, or sells or transfers more than 50% of its assets or earning power to another person, each Right that has not previously been exercised will entitle its holder to purchase, at the then current exercise price of the Right, shares of Common Stock of such other person having a value of twice the Right's exercise price.

     In general, the Corporation can redeem the Rights at $0.01 per Right at any time prior to ten days following the Stock Acquisition Date. The Rights will expire on August 19, 2007, unless earlier redeemed or exchanged.

     A copy of the Renewed Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report on Form 8-K dated August 27, 1997. A copy of the Renewed Rights Agreement is available free of charge from the Corporation.

Reasons for Increase in Authorized Common Stock

     The Board of Directors believes that the authorized number of shares of Common Stock should be increased to provide additional shares to be available for issuance for the potential corporate purposes described above, without having to incur the delay and expense incident to holding a special meeting of stockholders to approve an increase in authorized Common Stock at such time, and for the use in the Renewed Rights Plan if required. Although there is no specific number of shares designated for use in the Renewed Rights Plan, a larger number of authorized but unissued shares of Common Stock available for the stockholders to purchase upon exercise of the Rights than is currently available increases the Board of Director's flexibility in administering the Renewed Rights Plan. The Board of Directors considers the authorization of additional shares of Common Stock advisable for this reason but more importantly to ensure the prompt availability of sufficient shares for issuance for other corporate purposes should needs or opportunities arise. The Board of Directors cannot predict the timing, magnitude or purpose of any future issuance of such shares.

Anti-takeover Considerations

     If the proposed amendment to the Charter is approved, the Board of Directors will have the authority to issue approximately 35,390,617 additional shares of Common Stock without further stockholder approval (except as may otherwise be required by law, applicable regulatory agencies or the New York Stock Exchange or other stock exchanges on which the Corporation's shares are then listed). Issuance of shares of Common Stock under the Renewed Rights Plan could be used to make a change in control of the Corporation more difficult or costly by diluting stock ownership of persons seeking to obtain control of the Corporation. The Corporation is not aware, however, of any pending or threatened efforts to obtain control of the Corporation.

     The Corporation is subject to the provisions of Chapter 110F of the Massachusetts General Laws, the so-called Business Combination Statute. Under Chapter 110F, a Massachusetts corporation with over 200 stockholders, such as the Corporation, may not engage in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the Board of Directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder, or (iii) the business combination is approved by both the Board of Directors and at a meeting of stockholders by the holders of at least two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of the corporation. A "business combination" includes a merger, a stock or assets sale, and other transactions resulting in a financial benefit to the stockholder.

     On April 1990, Massachusetts enacted Chapter 156B sec. 50A of the Massachusetts General Laws which, in general, requires that publicly held Massachusetts corporations have a classified board of directors consisting of three classes as nearly equal in size as possible. Once a corporation is subject to the classified board provisions of this statute, directors may be removed by a majority vote of the stockholders only for cause. This statute provides that a corporation may elect to be exempt from the classified board provisions by a vote of its directors. By vote of the Board of Directors, the Corporation did not elect to be exempt from the classified board provisions of this statute.

     Certain provisions of the Corporation's By-Laws may also act to delay, defer or prevent changes in control or management of the Corporation. Special meetings of the stockholders of the Corporation may be called by the President or majority of the Board of Directors or by stockholders; if called by stockholders, the call must be made by holders of 100% in interest of the capital stock entitled to vote at the meeting. In addition, under amendments to Articles V and VIII of the By-Laws adopted by the Board of Directors on November 14, 1997, and described on page 19 of this Proxy Statement, a stockholder must give the Corporation advance notice and certain types of information in order for the stockholder to bring a matter for action at a meeting of stockholders, or to nominate a candidate for director at an annual meeting.

     Any or all of the Corporation's ability to issue a large number of shares of Common Stock without further stockholder approval, the provisions of the Massachusetts General Laws and the By-Laws of the Corporation described above, and the Renewed Rights Plan may have the effect of delaying, deferring or preventing changes in control or management of the Corporation.

Approval of Amendment

     Approval of the proposed amendment would require the affirmative vote of a majority of the outstanding shares of Common Stock of the Corporation, or
[       ] shares, whether voting in person or by proxy at the Annual Meeting of
Stockholders. If the stockholders do not approve the amendment to the Corporation's Restated Articles of Organization, the Renewed Rights Plan will remain in full force and effect. If stockholder authorization is granted, the Corporation will promptly file Articles of Amendment to the Corporation's Restated Articles of Organization to effect the increase in authorized shares. Upon such filing, all stockholders of the Corporation will be bound by the amendment, whether or not they voted to approve it.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE CORPORATION'S RESTATED ARTICLES OF ORGANIZATION.

PROPOSAL 3.  SELECTION OF AN AUDITOR

     The Board of Directors proposes that the firm of Coopers & Lybrand L.L.P., independent certified public accountants, be appointed to serve as auditors for the fiscal year ending December 31, 1998. The ratification of this selection is not required under the laws of Massachusetts, where the Corporation is incorporated, but the Board of Directors of the Corporation believes it is sound policy and in the best interests of the stockholders to do so. In the event a majority of the votes cast are against the selection of Coopers & Lybrand L.L.P, the Board will consider the vote and the reasons therefor in future recommendations on the selection of an auditor for the Corporation.

     A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting with the opportunity to make a statement if desired, and is expected to be available to respond to appropriate questions from stockholders who are present at the meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THIS SELECTION.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides summary information concerning the annual and long-term compensation paid to or earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company during the fiscal years ended December 31, 1997, 1996 and 1995 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                             LONG-TERM COMPENSATION
                                                                     AWARDS
                                                            -------------------------
                                                            RESTRICTED    SECURITIES       ALL OTHER
                                    ANNUAL COMPENSATION       STOCK       UNDERLYING    COMPENSATION(3)
        NAME AND                  -----------------------     AWARDS     OPTIONS/SARS   ---------------
   PRINCIPAL POSITION      YEAR   SALARY($)(1)   BONUS($)      ($)          (#)(2)            ($)
   ------------------      ----   ------------   --------   ----------   ------------         ---
Arthur L. Goldstein......  1997     509,600      120,000        0                0          43,881
  Chairman of the Board,   1996     459,600      250,000        0          150,000          39,154
  President and Chief      1995     385,850      224,800        0                0           4,500
  Executive Officer

William E. Katz..........  1997     234,100       55,000        0                0           7,624
  Executive                1996     218,100      136,400        0           40,000           7,006
  Vice President           1995     214,850      120,720        0                0               0

Theodore G.
  Papastavros............  1997     176,600       60,000        0                0           6,705
  Vice President,          1996     164,600       76,250        0           40,000           6,286
  Strategic Planning;      1995     158,600       70,250        0                0           4,560
  Treasurer until
  Nov. 1997

Robert J. Halliday.......  1997     176,600       60,000        0                0           2,951
  Vice President, Finance  1996     164,600       76,250        0           40,000           2,881
  and Chief                1995     155,600       70,250        0                0           2,310
  Financial Officer

Stephen Korn.............  1997     176,600       45,000        0                0           2,815
  Vice President, General  1996     164,600       76,250        0           40,000           2,757
  Counsel and Clerk        1995     158,600       70,250        0                0           1,848

---------------

(1) Salary figures for 1996 and 1995 include amounts ranging from $6,600 to $9,600 previously categorized as personal benefits.

(2) All options were granted under the Company's 1979 Stock Option Plan, and each option is exercisable for one share of Common Stock, which may be purchased upon exercise with either cash or Common Stock. The options have a duration of ten years and one day, and are immediately exercisable, subject to the Company's right to repurchase a decreasing proportion of any shares purchased upon exercise during the first five years from the date of grant in the event the employee leaves the Company or desires to sell the shares. Such repurchase rights in the Company terminate in the event another entity, person or group acquires 30% or more of the outstanding voting shares of the Company. Options may not be transferred by an option holder (other than by the laws of descent or distribution), and may be exercised only while the holder is an employee of the Company or a subsidiary, or within 30 days after termination of employment, or by the holder's estate for a period of 90 days after the holder's death.

(3) Comprised of (a) Company matching contributions to officer's account in Ionics Section 401(k) Plan, available to all employees after an eligibility period, and (b) for 1997 and 1996, amounts accrued under the Company's Supplemental Executive Retirement Plan, described below following the Pension Plan Table. Matching 401(k) Plan contributions in 1997 for the Named Executive Officers in their order of presentation were $4,750, $0, $4,690, $2,375 and $1,900, respectively. Amounts accrued under the Supplemental Executive Retirement Plan for the Named Executive Officers in 1997 were $39,131, $7,624, $2,015, $576 and $915, respectively. Employees may elect to contribute to the Ionics Section 401(k) Plan from 1% to 12% of the amount that they would otherwise receive as cash compensation, and the contributed amounts, subject to certain limitations, are not subject to current federal income taxes. Amounts contributed to the Plan are invested at the direction of the employee in shares of the Company's Common Stock or in shares of one or more of seven mutual funds. The Company contributes to the Plan, for the individual accounts of the participants in the Plan, an amount equal to 50% of the amount each participant has elected to invest, up to 6% of compensation, in Common Stock of the Company. Matching amounts are invested entirely in the Company's Common Stock. The contributions by the Company for any one calendar year cannot exceed an aggregate maximum amount fixed from time to time by the Board of Directors.

STOCK OPTION GRANTS

     No stock option grants were made to the Named Executive Officers in 1997.

STOCK OPTION EXERCISES

     No stock options were exercised by any of the Named Executive Officers in 1997.

PENSION PLAN

     Employees of the Company and its domestic divisions and subsidiaries (except for employees of the Fabricated Products Group based in Bridgeville, Pennsylvania, who participate in a defined contribution pension plan) may at their election participate in the Company's defined benefit retirement plan (the "Retirement Plan") after attaining age 21 and completing one year of service. No benefits vest under the Retirement Plan until an employee has five years of participation, at which time the employee becomes 100% vested. An employee must contribute at least 1% of base salary in order to accrue benefits under the Retirement Plan. The benefits payable upon retirement vary with the years of service and level of compensation while participating in the Retirement Plan. Upon retirement, participants also receive the total of their own contributions to the Retirement Plan plus the earnings thereon. The following table shows the estimated annual Company-provided pension benefits payable to an executive officer or other participant at normal retirement age (age 65) in the Retirement Plan.

                               PENSION PLAN TABLE
                           (ESTIMATED ANNUAL BENEFITS
                             FOR YEARS OF CREDITED
                             SERVICE INDICATED (1))


BASE SALARY AT
RETIREMENT DATE              5        10       15       20       25       30       35       40
---------------              -        --       --       --       --       --       --       --
   $ 50,000 ............   2,841    5,080    7,054    9,027   11,000   12,974   14,947   16,921
     75,000 ............   4,262    7,645   10,729   13,813   16,897   19,981   23,064   26,148
    100,000 ............   5,682   10,210   14,404   18,598   22,793   26,987   31,181   35,376
    125,000 ............   7,103   12,775   18,080   23,384   28,689   33,994   39,299   44,603
    150,000 ............   8,524   15,340   21,755   28,170   34,585   41,001   47,416   53,831
    175,000 ............   9,425   17,385   24,911   32,436   39,962   47,488   55,013   62,539
    200,000 ............   9,682   18,537   27,157   35,793   44,429   53,065   61,701   70,337
    225,000 ............   9,939   19,907   27,953   37,081   46,208   55,336   64,463   73,591
    250,000 ............  10,196   21,277   29,996   38,449   46,902   55,355   64,463   73,591
    275,000 ............  10,453   22,647   32,263   41,586   50,909   60,232   69,555   78,878
    300,000 ............  10,573   23,694   34,206   44,399   54,592   64,786   74,979   85,172
    325,000 ............  10,573   23,777   35,185   46,248   57,312   68,375   79,438   90,502
    350,000 ............  10,573   23,777   35,838   47,771   59,705   71,638   83,571   95,505
    375,000 ............  10,573   23,777   36,030   48,282   60,535   72,787   85,040   97,292
    400,000 ............  10,573   23,777   36,030   48,282   60,535   72,787   85,040   97,292

---------------
(1) Effective January 1, 1994, under Internal Revenue Code Section 401(a)(17), no more than $150,000 of cash compensation may be taken into account in calculating benefits under the Retirement Plan (effective January 1, 1997, this number was adjusted to $160,000).

     Under the terms of the Retirement Plan, only the amount shown as "Salary" in the Summary Compensation Table is covered under "Base Salary" above. The fixed monthly retirement benefit of an officer retiring at normal retirement age (assuming payment is made on a life annuity basis) is determined by the following formula: (i) for years prior to January 1, 1989 - one half of one percent of the first $550 of base monthly salary as of January 1, 1990, plus one and one-quarter percent (1.25%) of the balance of base monthly salary as of that date, that sum being multiplied by the number of prior years of service; plus
(ii) for calendar year 1989 - one and one-quarter percent (1.25%) of base monthly salary as of January 1, 1990; plus (iii) for each year after December 31, 1989 - one and one-quarter percent (1.25%) of base monthly salary as of January 1st of that year. Fixed retirement benefits are not subject to deduction for Social Security benefits or other benefits received by officers.

     Executive officers named in the Summary Compensation Table have been credited with the following years of service, and would receive the following estimated annual benefits at normal retirement age (65): Mr. Goldstein, 37.6 years, $85,895; Mr. Katz, 48.4 years, $53,600; Mr. Papastavros, 41.2 years, $61,336; Mr. Halliday, 7.1 years, $53,125; and Mr. Korn, 8.3 years, $39,221.

     In 1996, the Company's Board of Directors adopted a Supplemental Executive Retirement Plan for officers and key employees of the Company ("SERP"). The purpose of the SERP is to permit officers and other key employees whose Base Salary exceeds the maximum pay upon which retirement benefits may be accrued in any year to accrue retirement benefits on Base Salary in excess of that amount, equivalent to the benefits that would have been accrued under the Retirement Plan if Base Salary levels over that amount could be taken into account in calculating benefits under that Plan. The SERP is administered by the Compensation Committee of the Board of Directors.

STOCK PLANS

     The Corporation currently has four stock ownership plans: the 1979 Stock Option Plan; the 1997 Stock Incentive Plan; the 1994 Restricted Stock Plan; and the 1986 Stock Option Plan for Non-Employee Directors. No new stock options will be granted under the 1979 plan, under which options for 1,831,444 shares were outstanding as of December 31, 1997.

CHANGE IN CONTROL SEVERANCE AGREEMENTS

     The Corporation has entered into Employee Retention Agreements (the "Agreement(s)") with each of its six current executive officers and with six other officers of the Corporation or its subsidiaries. The Agreements have an initial term expiring on December 31, 1999, and are automatically extended on an annual basis unless the Company provides at least three months' notice that the Agreements will not be extended. Each Agreement provides for severance benefits if the employment of the employee is terminated by the Company (other than for Cause, as defined in the Agreement, or by reason of his death or disability) or by the employee for Good Reason (as defined in the Agreement) within 24 months after a Change in Control (as defined in the Agreement). Each Agreement provides that, in the event of a Potential Change in Control (as defined in the Agreement), the employee may not voluntarily resign as an employee, subject to certain conditions, for at least six months after the occurrence of such Potential Change in Control.

     The Agreements provide for the following severance benefits: (i) a lump-sum payment equal to 200% (299% in the case of Mr. Goldstein) of the sum of (x) the employee's average annual base salary in the year of his termination and the prior two years plus (y) the average of the cash bonuses paid or awarded to him in respect of the three fiscal years preceding his termination; and (ii) the continuation of life, disability, dental, and group health insurance benefits for a period of 24 months without charge to the employee. To the extent that payments to the employee pursuant to the Agreement (together with any other payments or benefits, such as the accelerated vesting of stock options or restricted stock awards, received by the employee in connection with a Change in Control) would result in the triggering of the provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Agreement provides that the payments to be made pursuant to the Agreement will be reduced to the largest amount that would result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code.

     In addition to the foregoing agreements and policies, the Corporation's stock option and restricted stock plans provide for immediate lapse of the Corporation's repurchase rights or vesting of all outstanding options and awards upon any Change in Control (as defined in such plans) of the Corporation.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Board of Directors appoints each year from among its members a Compensation Committee (the "Committee"). The Committee, which currently consists of four non-employee directors under Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), is responsible for reviewing and establishing the compensation of the executive officers of the Company, and for authorizing grants under the Company's 1997 Stock Incentive Plan (previously under the 1979 Stock Option Plan) and 1994 Restricted Stock Plan. The Committee has furnished this report concerning compensation of executive officers for the fiscal year ended December 31, 1997.

     The compensation program for executive officers involves consideration of cash compensation, the granting of options to acquire the Company's Common Stock, and the granting of restricted stock under the 1994 Restricted Stock Plan.

     Cash Compensation

     Cash compensation of executive officers is structured to include base salary and, based on the achievement of performance objectives, a cash bonus. The Company determines base salary levels of executive officers by comparison to other companies engaged in its industry, represented by those in the "peer group" Index set forth in this Proxy Statement, or in similar industries, subject to an evaluation of comparative overall performance of the companies.

     The policy of the Company is to pay cash bonuses based on the achievement of specified corporate, business unit and individual performance objectives. The cash bonuses listed in the Summary Compensation Table earned by executive officers, as well as by other senior officers, were earned under the Company's Managerial Bonus Program. The Managerial Bonus Program considers both quantitative and qualitative performance. Quantitative performance focuses on two measurements: earnings before interest and taxes (EBIT) achieved by the business unit(s) for which the executive officer has major responsibility or involvement, and EBIT return on the average capital employed by such business unit(s) during the year. Qualitative performance focuses primarily on the degree to which the officer has participated in and contributed to the achievement of specified individual, divisional, departmental or corporate non-financial objectives.

     The Committee, after consideration of management's recommendations, may elect to utilize restricted stock in lieu of a portion of any cash award that might be payable under the Managerial Bonus Program. The Committee may also make discretionary restricted stock awards. In 1995, a portion of the awards due under the Company's Managerial Bonus Program for 1994 was filled with restricted stock grants.

     Budgeted amounts for EBIT and EBIT return on average capital employed are established for each business unit, and for the Company as a whole, early in each fiscal year. At the same time, a corresponding cash bonus target is established for each executive officer based on the budgets of the business unit(s) for which the officer has major managerial responsibility or involvement. The cash bonus actually awarded, determined early in the next fiscal year by the Committee, depends on the extent to which the actual performance of the business unit(s) for which the officer has responsibility or involvement meets or exceeds the budgeted amounts, and on the degree of success in achieving the qualitative objectives.

     The Committee may make discretionary bonus awards in appropriate circumstances in which an executive officer might merit a bonus based on other considerations.

     The 1997 base salary of Mr. Goldstein, the Company's Chief Executive Officer, was established by the Committee in February 1997. In considering Mr. Goldstein's base salary, which was established at $509,600, the Committee compared it to that paid by peer companies and companies in similar industries. In doing so, the Committee reviewed on a comparative basis the Company's multi-year record of continuous improvement in financial results including record revenues, net income and earnings per share; improvements in organizational structure; improvement in return on equity; and Mr. Goldstein's leadership in the development of the Company's business and new products.

     Based on the Company's performance in 1997, and in consideration of such performance in the context of the Company's Managerial Bonus Program discussed above, the Committee approved bonuses as provided for under the program to Mr. Goldstein and other executive officers and key employees on February 24, 1998. Under the terms of the program, Mr. Goldstein was entitled to a bonus of $120,000.

     Stock Options

     The Committee believes that stock options are an appropriate mechanism to provide senior management with a long-term incentive to strive for the continued growth and success of the Company. The Company's stock option policy, established by the Committee, is to recognize employee leadership and significant contribution to the Corporation, regardless of the employee's level. The Committee also believes that ownership of the Company's stock by management promotes the enhancement of stockholder value by creating a greater community of interest between stockholders and management. Future grants of stock options will be made under the 1997 Stock Incentive Plan, approved by the stockholders at the 1997 Annual Meeting. The size of stock option grants made by the Committee is based on evaluation of a recipient's performance, salary level and number of options held as a result of prior grants. During the fiscal year ended December 31, 1997, no options were granted to Mr. Goldstein or the other executive officers of the Corporation.

     Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to a public company for compensation in excess of $1 million paid to the company's chief executive officer and four other most highly compensated executive officers. Certain types of performance-based compensation, such as that available under the Company's 1979 Stock Option Plan and the 1997 Stock Incentive Plan, will not be subject to the deduction limit if certain requirements set forth in Section 162(m) are met.

                                            Respectfully submitted by the
                                            Compensation Committee
                                                 Allen S. Wyett, Chairman
                                                 John J. Shields
                                                 Carl S. Sloane
                                                 Mark S. Wrighton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. To the Company's knowledge, there were no relationships involving members of the Committee or other directors of the Company requiring disclosure in this Proxy Statement.

STOCK PERFORMANCE GRAPH

     The Securities and Exchange Commission (the "Commission") requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative, five-year return to the Company's stockholders (based on appreciation of the market price of the Company's Common Stock) on an indexed basis with (i) a broad equity market index and (ii) an appropriate published industry or line-of-business index, or peer group index constructed by the Company. The following presentation compares the Company's Common Stock price in the five year period from December 31, 1992 to December 31, 1997, to the S&P 500 Stock Index and to a "peer group" index over the same period. The "peer group" index consists of the common stock of Calgon Carbon Corporation, Osmonics, Inc., Pall Corporation and United States Filter Corporation. These corporations are involved in various aspects of the water treatment or liquids separations businesses. The presentation assumes that the value of an investment in each of the Company's Common Stock, the S&P 500 Index, and the peer group index was $100 on December 31, 1992, and that any cash dividends paid by any constituent company (none have been paid by the Company) were reinvested in the same security.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
    IONICS, INCORPORATED, S&P 500 INDEX AND "PEER GROUP" INDEX OF COMPARABLE
                                   COMPANIES


  MEASUREMENT PERIOD          IONICS,
(FISCAL YEAR COVERED)       INCORPORATED       S&P 500          PEER GROUP
        1992                  100.00            100.00            100.00
        1993                   73.11            110.06             89.62
        1994                   92.45            111.52             88.72
        1995                  128.18            153.39            128.56
        1996                  141.44            188.59            142.77
        1997                  115.29            251.49            124.29


DIRECTOR COMPENSATION

     Each director who is not an employee of the Company receives an annual retainer of $10,000, plus a fee of $1,000 for each regular meeting of the Board of Directors attended. In addition, each non-employee Director who is a member of a Committee also receives a fee of $500 for each meeting of the Committee attended, if held on the same day as a Board meeting, or $1,000 per meeting if held on a day on which the Board does not meet. A Committee chairman receives a fee of $1,000 for each Committee meeting attended.

     Under the Company's 1986 Stock Option Plan for Non-Employee Directors (the "1986 Plan"), each person who is not an employee of the Company or any of its subsidiaries and who is elected a Director of the Company is entitled to receive an option for 2,000 shares of Common Stock upon his initial election (or, if elected by the Board of Directors, at the time of the next annual meeting of stockholders), and an option to acquire 2,000 additional shares upon completion of each of his next successive years in office. Options granted under the 1986 Plan have an exercise price equal to the fair market value on the date of grant, do not become exercisable until the expiration of six months from the date of grant, and thereafter may be exercised only during certain "window" periods. Options granted under the 1986 Plan expire ten years after the date of grant, and terminate 30 days after the holder ceases to be a director, or 90 days following a director's death.

                             STOCKHOLDER PROPOSALS

     The Corporation's 1999 Annual Meeting is presently expected to be held on May 6, 1999. Proposals of stockholders intended to be presented at the 1999 Annual Meeting must be received no later than November 29, 1998 for inclusion in the Corporation's Proxy Statement and proxy for that meeting, except that if the date of the 1999 Annual Meeting is changed by more than 30 calendar days from the presently expected date, the Corporation must receive such proposal within a reasonable time before the Board of Directors makes its proxy solicitation.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Corporation's directors, executive officers and holders of more than 10% of the Corporation's Common Stock (collectively, "Reporting Persons") to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Corporation. Such persons are required by regulations of the Commission to furnish the Corporation with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 1997 and written representations from certain Reporting Persons, the Corporation believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 1997.

                        NOTICE OF AMENDMENTS TO BY-LAWS

     On November 14, 1997, the Board of Directors amended Articles V, VIII and XV of the Corporation's By-Laws. A description of the substance of these amendments follows:

     Article V Amendment

     The amendment to Article V imposes certain procedural "advance notice" requirements for a stockholder properly to bring a matter for action to a meeting of stockholders. For any business brought by a stockholder to be transacted at a stockholders' meeting (other than with respect to the election of directors, which is provided for in Article VIII), the stockholder must be a stockholder of record at the time of giving notice, as described herein, and continue to be entitled to vote at the time of the meeting. Such notice must be given to the Clerk of the Corporation not less than 80 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. In the case of a special meeting of stockholders, or in the event the annual meeting is called for a date more than 60 days prior to the anniversary date, the stockholder must give such notice no later than 20 days following the date on which notice of the meeting date was mailed or publicly disclosed.

     Such notice must set forth, as to each matter which the stockholder proposes to bring before the meeting: a brief description of the business desired to be brought before the meeting, and the reasons for conducting such business; the name and record address of the stockholder proposing such business; the class and number of shares of capital stock of the Corporation held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date shall then have been made publicly available) and as of the date of such notice by the stockholder; and all other information which would be required to be included in a proxy statement or other required filings with the Commission, if with respect to any such item of business, the stockholder were a participant in a solicitation subject to Regulation 14A (the "Proxy Rules") under the Exchange Act.

     Article VIII Amendment

     A similar "advance notice" provision has been added as Section 2 of Article VIII, setting forth procedures for a stockholder to be able to nominate a candidate for director at an annual meeting of stockholders. For a stockholder properly to nominate a candidate, the stockholder must be a stockholder of record at the time of the giving of notice provided for in this section and must continue to be entitled at the time of the meeting to vote for the election of directors. The stockholder must submit a notice to the Clerk of the Corporation not less than 80 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (if the meeting is called for a date more than 60 days prior to the anniversary date, the notice must be received no later than the close of business on the 20th day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made, whichever first occurs).

     The notice must set forth as to each person the stockholder proposes to nominate for election or re-election as a director: name, age and business address; principal occupation or employment; class and number of shares of capital stock of the Corporation, if any, owned by the person; any other information regarding the nominee as would be required to be included in a proxy statement by the Proxy Rules; and the consent of each such nominee to serve as a director of the Corporation if elected.

     The notice must give the following information concerning the stockholder giving the notice: name and record address; class and number of shares of capital stock of the Corporation beneficially owned by the stockholder as of the record date of the meeting (if such date shall then have been made publicly available) and as of the date of such notice; a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; a representation that the stockholder (and anyone else on whose behalf or in concert with whom such stockholder is acting) is qualified at the time of giving such notice to have such individual serve as the nominee of such stockholder (and other parties); a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons pursuant to which the nomination(s) are to be made by such stockholder; and such other information concerning the stockholder as would be required by the Proxy Rules to be included in a proxy statement.

     Article XV Amendment

     Article XV was amended to provide that the Treasurer need not be the chief financial officer of the Corporation.

                                 OTHER MATTERS

     As of this time, the Board of Directors knows of no other matters to be brought before the meeting. However, if other matters properly come before the meeting or any adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the enclosed Proxy, the persons named in the Proxy will vote the Proxy in accordance with their best judgment as to such matters.

                           EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Corporation. In addition to soliciting stockholders by mail, certain of the Corporation's directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or telegraph. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and the Corporation will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by directors, officers and employees of the Corporation may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation. The Corporation may, if appropriate, retain an independent proxy solicitation firm to assist in soliciting proxies. If the Corporation does so, it will pay such firm's customary fees and expenses.

                                            By Order of the Board of Directors

                                            STEPHEN KORN, Clerk
Watertown, Massachusetts
March 28, 1998

 PRELIMINARY COPY FOR INFORMATION OF THE SECURITIES AND EXCHANGE COMMISSION ONLY


                              IONICS, INCORPORATED
                 65 GROVE STREET, WATERTOWN, MASSACHUSETTS 02172

                 PROXY FOR ANNUAL MEETING TO BE HELD MAY 7, 1998

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ARTHUR L. GOLDSTEIN and STEPHEN KORN, and each of them, as Proxies of the undersigned, each with full power to appoint his substitute, and hereby authorizes both of them, or any one if only one be present, to represent and to vote, as designated below, all the shares of the Common Stock of Ionics, Incorporated held of record by the undersigned or with respect to which the undersigned is entitled to vote or act, at the Annual Meeting of Stockholders to be held on May 7, 1998, or at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, WITH DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION, JUST SIGN AND DATE ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES.


-------------------------------------------------------------------------------
PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) ON THE BOOKS OF THE CORPORATION. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. TRUSTEES AND OTHER FIDUCIARIES SHOULD INDICATE THE CAPACITY IN WHICH THEY SIGN, AND WHERE MORE THAN ONE NAME APPEARS, A MAJORITY MUST SIGN. IF A CORPORATION, THIS SIGNATURE SHOULD BE THAT OF AN AUTHORIZED OFFICER WHO SHOULD STATE HIS OR HER TITLE.
-------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                      DO YOU HAVE ANY COMMENTS?

--------------------------                     ---------------------------
--------------------------                     ---------------------------
--------------------------                     ---------------------------

 X   PLEASE MARK VOTES
---  AS IN THIS EXAMPLE

----------------------
IONICS, INCORPORATED
----------------------

RECORD DATE SHARES:
401(K) PLAN SHARES:
                       1.  Election of all four Class III Directors
                           listed below.
                                                        With-    For All
                                                For     hold     Except
                                                ------- -------  -------
                           WILLIAM L. BROWN
                           ROBERT B. LUICK
                           JOHN J. SHIELDS      ------- -------  -------
                           ALLEN S. WYETT

                           NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the nominee's(s') name(s). Your shares will be voted for the remaining nominee(s).


                                                      For     Against  Abstain
                                                      ------- -------  -------
                       2. Proposal to approve
                          amendment to Restated
                          Articles of Organization ------- ------- ------- to increase authorized common stock from 30
                          million to 55 million
                          shares.
                                                      ------- -------  -------

                       3. Proposal to ratify the
                          selection of Coopers &      ------- -------  -------
                          Lybrand L.L.P. as
                          auditors for fiscal year
                          ended December 31, 1998.

                                                      ------- -------  -------
                       4. To consider and act upon
                          such other matters as may
                          properly come before the    ------- -------  -------
                          meeting.

                                            ----
Please be sure to sign and date this Proxy. Date  Mark box at right if an   ---
                                                  address change or comment
                                            ----  has been noted on the     ---
                                                  reverse side of this card.
------------------------------------------------


Stockholder sign here         Co-owner sign here
------------------------------------------------